Exhibit 99.1

Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS SECOND QUARTER OF FISCAL 2013 RESULTS

PITTSBURGH, PENNSYLVANIA, October 30, 2012 - Black Box Corporation (NASDAQ:BBOX), a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today's complex communications solutions, today reported results for the second quarter of Fiscal 2013.

Second quarter of Fiscal 2013 diluted earnings per share was 43¢ on net income of $7.1 million or 2.7% of revenues compared to diluted earnings per share of 83¢ on net income of $14.8 million or 5.2% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2013 diluted earnings per share was 34¢ on net income of $5.9 million or 2.4% of revenues. Excluding provision for income taxes and reconciling items (which are identified below) and utilizing an operational effective tax rate (as described below), operating earnings per share (which is a non-GAAP term and is defined below) for the second quarter of Fiscal 2013 was 65¢ on operating net income (which is a non-GAAP term and is defined below) of $10.9 million or 4.2% of revenues compared to operating earnings per share of 93¢ on operating net income of $16.6 million or 5.8% of revenues for the same quarter last year. Second quarter of Fiscal 2013 pre-tax reconciling items were $6.1 million compared to $2.6 million for the same quarter last year. See below for further discussion regarding Management's use of non-GAAP accounting measurements and a detailed presentation of the Company's pre-tax reconciling items for the periods presented above.

Second quarter of Fiscal 2013 total revenues were $260 million, a decrease of 9% from $287 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2013 total revenues were $248 million.

Second quarter of Fiscal 2013 cash provided by operating activities was $18 million or 250% of net income, compared to cash used for operating activities of $0.3 million or (2)% of net income for the same quarter last year. Second quarter of Fiscal 2013 free cash flow (which is a non-GAAP term and is defined below) was $17 million compared to $(3) million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2013 cash used for operating activities was $3 million or (57)% of net income and free cash flow was $(5) million. During the second quarter of Fiscal 2013, Black Box invested $10 million to repurchase common stock and $1 million to pay dividends. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.

For the six (6) months ended September 29, 2012, diluted earnings per share was $0.77 on net income of $13.1 million or 2.6% of revenues compared to diluted earnings per share of $1.36 on net income of $24.5 million or 4.4% of revenues for the same period last year. Excluding provision for income taxes and reconciling items and utilizing an operational effective tax rate, operating earnings per share for the the six (6) months ended September 29, 2012 was $1.21 on operating net income of $20.6 million or 4.1% of revenues compared to operating earnings per share of $1.53 on operating net income of $27.6 million or 5.0% of revenues for the same period last year. Pre-tax reconciling items for the six (6) months ended September 29, 2012 were $12.2 million compared to $4.7 million for the same period last year.

For the six (6) months ended September 29, 2012, total revenues were $508 million, a decrease of 9% from $556 million for the same period last year.

Exhibit 99.1

For the six (6) months ended September 29, 2012, cash provided by operating activities was $14 million or 111% of net income, compared to cash provided by operating activities of $13 million or 54% of net income for the same period last year. Free cash flow for the six (6) months ended September 29, 2012 was $12 million compared to $9 million for the same period last year. For the six (6) months ended September 29, 2012, Black Box invested $27 million to repurchase common stock and $3 million to pay dividends.

The Company's six-month order backlog was $203 million at September 29, 2012, compared to $223 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company's six-month order backlog was $192 million at June 30, 2012.

For Fiscal 2013, the Company is targeting reported revenues of approximately $990 million to $1.01 billion and corresponding operating earnings per share in the range of $2.45 to $2.55. Included in these projections is an effective tax rate of 38.0%. For the third quarter of Fiscal 2013, the Company is targeting reported revenues of approximately $240 million to $250 million and corresponding operating earnings per share in the range of 63¢ to 68¢. These targets exclude acquisition-related expense, restructuring and the impact of changes in the fair market value of the Company's interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the second quarter of Fiscal 2013 results, Terry Blakemore, Chief Executive Officer, said, "The current economic backdrop continues to negatively impact demand for our services and create competitive challenges in our end markets. Despite these challenges, we remain focused on positive cash flow generation and will continue to balance cost management initiatives with investment in future offerings until demand returns."

Michael McAndrew, President and Chief Operating Officer, said, "As a comprehensive communications system integrator, Black Box is committed to adapt to the changes in our market by expanding our offerings and leveraging our service and product platforms. We recognize that we must continue to identify and invest in emerging communications trends to enhance our skills and market position. I am confident that these investments will create value for our clients and shareholders."

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, October 30, 2012. Terry Blakemore, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-0107 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 266580. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company's Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box's Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today's complex communications solutions. Black Box services more than 175,000 clients in approximately 150 countries with approximately 200 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," "expect," "target," "may," "will," "project," "intend," "plan," "believe" and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company's product and services offerings, successful implementation of the Company's M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	September 29, 2012	March 31, 2012
Assets
Cash and cash equivalents	$25,496	$22,444
Accounts receivable, net	153,050	163,888
Inventories, net	56,706	56,956
Costs/estimated earnings in excess of billings on uncompleted contracts	110,455	87,634
Other assets	24,105	22,678
Total current assets	369,812	353,600
Property, plant and equipment, net	27,247	27,109
Goodwill, net	346,191	346,438
Intangibles, net	119,600	126,541
Other assets	30,131	34,335
Total assets	$892,981	$888,023
Liabilities
Accounts payable	$78,888	$71,095
Accrued compensation and benefits	23,656	31,151
Deferred revenue	34,858	35,601
Billings in excess of costs/estimated earnings on uncompleted contracts	18,494	14,315
Income taxes	1,179	2,574
Other liabilities	40,581	32,697
Total current liabilities	197,656	187,433
Long-term debt	190,508	179,621
Other liabilities	24,606	26,585
Total liabilities	$412,770	$393,639
Stockholders' equity
Common stock	$26	$26
Additional paid-in capital	483,214	478,726
Retained earnings	357,629	347,242
Accumulated other comprehensive income	5,578	7,262
Treasury stock, at cost	(366,236)	(338,872)
Total stockholders' equity	$480,211	$494,384
Total liabilities and stockholders' equity	$892,981	$888,023

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three (3) months ended		Six (6) months ended
	September 29 and October 1		September 29 and October 1
In thousands, except per share amounts	2012	2011	2012	2011
Revenues
Products	$46,490	$50,329	$90,638	$98,048
On-Site services	213,671	236,842	417,360	457,549
Total	260,161	287,171	507,998	555,597
Cost of sales
Products	26,076	27,660	50,277	53,927
On-Site services	154,031	170,645	298,393	326,223
Total	180,107	198,305	348,670	380,150
Gross profit	80,054	88,866	159,328	175,447
Selling, general & administrative expenses	62,596	63,256	126,546	129,900
Intangibles amortization	3,474	3,176	6,938	6,235
Operating income	13,984	22,434	25,844	39,312
Interest expense (income), net	1,893	769	3,823	1,834
Other expenses (income), net	588	273	949	565
Income before provision for income taxes	11,503	21,392	21,072	36,913
Provision for income taxes	4,370	6,548	8,007	12,446
Net income	$7,133	$14,844	$13,065	$24,467
Earnings per common share
Basic	$0.43	$0.83	$0.77	$1.37
Diluted	$0.43	$0.83	$0.77	$1.36
Weighted-average common shares outstanding
Basic	16,696	17,858	16,990	17,917
Diluted	16,752	17,865	17,040	17,968
Dividends per share	$0.08	$0.07	$0.16	$0.14

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three (3) months ended		Six (6) months ended
	September 29 and October 1		September 29 and October 1
In thousands	2012	2011	2012	2011
Operating Activities
Net income	$7,133	$14,844	$13,065	$24,467
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,821	4,555	9,650	9,034
Loss (gain) on sale of property	(63)	(125)	(85)	(142)
Deferred taxes	495	(3,251)	1,909	(550)
Stock compensation expense	1,735	2,046	4,606	5,418
Change in fair value of interest-rate swaps	549	(604)	1,195	(1,516)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	2,847	(20,886)	10,693	(13,373)
Inventories, net	330	(4,704)	251	(11,286)
Costs/estimated earnings in excess of billings on uncompleted contracts	(8,677)	(1,467)	(22,804)	(4,613)
All other assets	1,660	983	743	362
Billings in excess of costs/estimated earnings on uncompleted contracts	1,818	(1,283)	4,164	559
All other liabilities	5,162	9,546	(8,947)	4,896
Net cash provided by (used for) operating activities	$17,810	$(346)	$14,440	$13,256
Investing Activities
Capital expenditures	$(1,114)	$(1,998)	$(2,902)	$(4,034)
Capital disposals	111	126	135	144
Acquisition of businesses (payments)/recoveries	—	(13,188)	17	(13,188)
Prior merger-related (payments)/recoveries	(757)	(2)	(2,181)	(336)
Net cash provided by (used for) investing activities	$(1,760)	$(15,062)	$(4,931)	$(17,414)
Financing Activities
Proceeds (repayments) from long-term debt	$(10,395)	$21,255	$10,665	$13,096
Proceeds (repayments) from short-term debt	7,160	—	7,160	—
Deferred financing costs	(20)	—	(20)	—
Purchase of treasury stock	(10,132)	(8,292)	(27,364)	(9,813)
Proceeds from the exercise of stock options	—	—	—	—
Payment of dividends	(1,355)	(1,262)	(2,579)	(2,337)
Increase (decrease) in cash overdrafts	4,171	—	5,701	—
Net cash provided by (used for) financing activities	$(10,571)	$11,701	$(6,437)	$946
Foreign currency exchange impact on cash	$170	$(628)	$(20)	$(144)
Increase/(decrease) in cash and cash equivalents	$5,649	$(4,335)	$3,052	$(3,356)
Cash and cash equivalents at beginning of period	19,847	32,191	22,444	31,212
Cash and cash equivalents at end of period	$25,496	$27,856	$25,496	$27,856

Exhibit 99.1

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, operating income before provision for income taxes ("EBIT"), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company's operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations regarding use by the Company's management ("Management") and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses these non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources and (d) to measure operational profitability. Management uses similar non-GAAP measures as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly-titled measures of the Company's competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company's interest-rate swaps which will continue to impact the Company's earnings until the interest-rate swaps are settled, (iv) the non-GAAP financial measures exclude costs, primarily cash costs, for restructuring incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results and (v) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Management believes that free cash flow, defined by the Company as cash provided by (used for) operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company. Management's reasons for exclusion of each item are explained in further detail below.

Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by (used for) operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures directly impact the availability of the Company's operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash
Due to the size of the Company's international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company's operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Exhibit 99.1

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by (used for) operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company's operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company's common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not under the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by (used for) operating activities to free cash flow is presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Net cash provided by (used for) operating activities	$17,810	$(3,370)	$(346)	$14,440	$13,256
Net capital expenditures	(1,003)	(1,764)	(1,872)	(2,767)	(3,890)
Foreign currency exchange impact on cash	170	(190)	(628)	(20)	(144)
Free cash flow before stock option exercises	$16,977	$(5,324)	$(2,846)	$11,653	$9,222
Proceeds from the exercise of stock options	—	—	—	—	—
Free cash flow	$16,977	$(5,324)	$(2,846)	$11,653	$9,222

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income plus provision for income taxes and reconciling items less operational income taxes, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company's current and future operations. Reconciling items include amortization of intangible assets on acquisitions and the change in fair value of the interest-rate swaps, each of which are non-cash charges, and restructuring, which is a cash charge. Management's reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company's variable rate debt, the Company enters into interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company's Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company's Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

Restructuring
The Company believes that incurring costs for employee severance and facility consolidations in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Restructuring costs are presented in accordance with GAAP in the Company's Condensed Consolidated Statements of Operations. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company's ongoing financial performance.

Exhibit 99.1

A reconciliation of net income to operating net income is presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Net income	$7,133	$5,932	$14,844	$13,065	$24,467
Provision for income taxes	4,370	3,637	6,548	8,007	12,446
Income before provision for income taxes	$11,503	$9,569	$21,392	$21,072	$36,913

Reconciling Items
Amortization of intangible assets on acquisitions	$3,468	$3,458	$3,163	$6,926	$6,212
Change in fair value of the interest-rate swaps	549	646	(604)	1,195	(1,516)
Restructuring	2,051	1,980	—	4,031	—
Total pre-tax reconciling items	$6,068	$6,084	$2,559	$12,152	$4,696

Operating EBIT	$17,571	$15,653	$23,951	$33,224	$41,609
Operational effective tax rate	38.0%	38.0%	30.6%	38.0%	33.7%
Operational income taxes [1]	$6,676	$5,949	$7,319	$12,625	$14,029
Operating net income	$10,895	$9,704	$16,632	$20,599	$27,580
1 For 2Q12 and 2QYTD12, the effective tax rate utilized to determine Operational income taxes was the effective tax rate utilized to determine Net income. For 2Q13, 1Q13 and 2QYTD13, the effective tax rate utilized to determine Operational income taxes was the Company's operational effective tax rate that excludes discreet tax items.

A reconciliation of Diluted EPS to Operating EPS is presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Diluted EPS	$0.43	$0.34	$0.83	$0.77	$1.36
EPS impact [1]	0.22	0.22	0.10	0.44	0.17
Operating EPS	$0.65	$0.56	$0.93	$1.21	$1.53

1 EPS impact is the result of excluding the provision for income taxes and the reconciling items and utilizing an operational effective tax rate.

EBITDA and Adjusted EBITDA

Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely-accepted measure of profitability that may be used to measure the Company's ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company's ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation expense.

A reconciliation of Net income to EBITDA and Adjusted EBITDA is presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Net income	$7,133	$5,932	$14,844	$13,065	$24,467
Provision for income taxes	4,370	3,637	6,548	8,007	12,446
Interest expense (income), net	1,893	1,930	769	3,823	1,834
Intangibles amortization and depreciation	4,821	4,829	4,555	9,650	9,034
EBITDA	$18,217	$16,328	$26,716	$34,545	$47,781
Stock-based compensation expense	1,735	2,871	2,046	4,606	5,418
Adjusted EBITDA	$19,952	$19,199	$28,762	$39,151	$53,199

Exhibit 99.1

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the second quarter of Fiscal 2013, first quarter of Fiscal 2013, second quarter of Fiscal 2012 and second quarter year-to-date Fiscal 2013 and 2012. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results
Management is presented with and reviews revenues, Operating income and Adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as Operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions and restructuring. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, Operating income and Adjusted operating income for North America, Europe and All Other are presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Revenues
North America	$227,534	$215,268	$251,457	$442,802	$484,794
Europe	22,365	23,642	26,483	46,007	52,837
All Other	10,262	8,927	9,231	19,189	17,966
Total	$260,161	$247,837	$287,171	$507,998	$555,597
Operating income
North America	$11,810	$9,561	$18,316	$21,371	$32,302
% of North America revenues	5.2%	4.4%	7.3%	4.8%	6.7%
Europe	$900	$1,261	$2,839	$2,161	$5,117
% of Europe revenues	4.0%	5.3%	10.7%	4.7%	9.7%
All Other	$1,274	$1,038	$1,279	$2,312	$1,893
% of All Other revenues	12.4%	11.6%	13.9%	12.0%	10.5%
Total	$13,984	$11,860	$22,434	$25,844	$39,312
% of Total revenues	5.4%	4.8%	7.8%	5.1%	7.1%
Reconciling items (pre-tax)
North America	$5,124	$5,352	$3,163	$10,476	$6,212
Europe	395	73	—	468	—
All Other	—	13	—	13	—
Total	$5,519	$5,438	$3,163	$10,957	$6,212
Adjusted operating income
North America	$16,934	$14,913	$21,479	$31,847	$38,514
% of North America revenues	7.4%	6.9%	8.5%	7.2%	7.9%
Europe	$1,295	$1,334	$2,839	$2,629	$5,117
% of Europe revenues	5.8%	5.6%	10.7%	5.7%	9.7%
All Other	$1,274	$1,051	$1,279	$2,325	$1,893
% of All Other revenues	12.4%	11.8%	13.9%	12.1%	10.5%
Total	$19,503	$17,298	$25,597	$36,801	$45,524
% of Total revenues	7.5%	7.0%	8.9%	7.2%	8.2%

Exhibit 99.1

Service Type Results
Management is presented with and reviews Revenues and Gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	2Q13	1Q13	2Q12	2QYTD13	2QYTD12
Revenues
Data Infrastructure	$61,747	$61,774	$66,291	$123,521	$128,672
Voice Communications	151,924	141,915	170,551	293,839	328,877
Technology Products	46,490	44,148	50,329	90,638	98,048
Total	$260,161	$247,837	$287,171	$507,998	$555,597
Gross profit
Data Infrastructure	$16,291	$15,585	$15,912	$31,876	$31,560
% of Data Infrastructure revenues	26.4%	25.2%	24.0%	25.8%	24.5%
Voice Communications	$43,349	$43,742	$50,285	$87,091	$99,766
% of Voice Communications revenues	28.5%	30.8%	29.5%	29.6%	30.3%
Technology Products	$20,414	$19,947	$22,669	$40,361	$44,121
% of Technology Products revenues	43.9%	45.2%	45.0%	44.5%	45.0%
Total	$80,054	$79,274	$88,866	$159,328	$175,447
% of Total revenues	30.8%	32.0%	30.9%	31.4%	31.6%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions.
While the information provided below is presented on a consolidated basis, the revenue from offices added as shown below relates to North America Voice Communications and North America Data Infrastructure. Same-office revenue for the Company's North America Voice Communications and North America Data Infrastructure segments can be determined by excluding the revenues from offices added since April 1, 2011 (for comparison of 2Q13 to 2Q12 and 2QYTD13 to 2QYTD12) or April 1, 2012 (for comparison of 2Q13 to 1Q13) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	2Q13	2Q12	% Change
Reported revenues	$260,161	$287,171	(9)%
Less revenue from Data Infrastructure offices added since 4/1/11 (1Q12)	(8,547)	—
Less revenue from Voice Communications offices added since 4/1/11 (1Q12)	(7,072)	(8,053)
Reported revenues on same-office basis	$244,542	$279,118	(12)%
Foreign currency impact - Data Infrastructure	721	—
Foreign currency impact - Technology Products	1,457	—
Revenues on same-office basis (excluding foreign currency impact)	$246,720	$279,118	(12)%

Information on quarterly revenues on a same-office basis compared to the sequential quarter is presented below:

	2Q13	1Q13	% Change
Reported revenues	$260,161	$247,837	5%
Less revenue from Data Infrastructure offices added since 4/1/12 (1Q13)	—	—
Less revenue from Voice Communications offices added since 4/1/12 (1Q13)	—	—
Reported revenues on same-office basis	$260,161	$247,837	5%
Foreign currency impact - Data Infrastructure	(3)	—
Foreign currency impact - Technology Products	105	—
Revenues on same-office basis (excluding foreign currency impact)	$260,263	$247,837	5%

Exhibit 99.1

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	2QYTD13	2QYTD12	% Change
Reported revenues	$507,998	$555,597	(9)%
Less revenue from Data Infrastructure offices added since 4/1/11 (1Q12)	(16,578)	—
Less revenue from Voice Communications offices added since 4/1/11 (1Q12)	(13,180)	(8,053)
Reported revenues on same-office basis	$478,240	$547,544	(13)%
Foreign currency impact - Data Infrastructure	1,602	—
Foreign currency impact - Technology Products	3,112	—
Revenues on same-office basis (excluding foreign currency impact)	$482,954	$547,544	(12)%

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below:

	2Q13		1Q13		2Q12
Accounts receivable
Gross accounts receivable	$159,124		$160,917		$178,849
Reserve $ / %	6,074	3.8%	5,620	3.5%	6,424	3.6%
Net accounts receivable	$153,050		$155,297		$172,425
Days sales outstanding	49 days		52 days		50 days
Aggregate days sales outstanding	82 days		85 days		80 days
Inventory
Gross inventory	$75,829		$75,820		$82,400
Reserve $ / %	19,123	25.2%	18,995	25.1%	19,447	23.6%
Net inventory	$56,706		$56,825		$62,953
Net inventory turns	9.7x		8.7x		9.2x
Six-month order backlog	$203,280		$191,633		$222,646
Team members	4,101		4,153		4,282